INFOCROSSING, INC. [LOGO]


FOR RELEASE AT 7:50 AM EST

Contacts:


Chairman and Chief Executive Officer                 Chief Financial Officer
Zach Lonstein                                        William McHale
Infocrossing, Inc.                                   Infocrossing, Inc.
(201) 840-4726                                       (201) 840-4732
zlonstein@infocrossing.com                           wmchale@infocrossing.com

Media Relations                                      Investor Relations
Michael Wilczak                                      Brett Maas or Matt Hayden
Infocrossing, Inc.                                   Hayden Communications, Inc.
(201) 840-4941                                       (646) 536-7331
mwilczak@infocrossing.com                            brett@haydenir.com


                       INFOCROSSING REPORTS EPS OF $0.11,
             EBITDA OF $11.1 MILLION AND REVENUES OF $57.5 MILLION
                 FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2006


         Company Provides Guidance for Fourth Quarter and Full Year 2006



LEONIA, NJ, November 9, 2006 -- Infocrossing, Inc. (Nasdaq: IFOX), a provider of selective IT infrastructure, enterprise application and business process outsourcing services, announced today financial results for the third quarter and nine months ended September 30, 2006.

                            THIRD QUARTER HIGHLIGHTS

o Revenues reached a record $57,500,000, an increase of $23,400,000 compared with revenues of $34,100,000 for the third quarter of 2005.

o Earnings before interest, taxes, depreciation and amortization (EBITDA) were a record $11,100,000, an increase of $6,700,000 compared with EBITDA of $4,400,000 for the third quarter of last year. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

o The Company is on track to achieve the previously forecasted $13,000,000 to $15,000,000 in annual savings from the (i)Structure integration by the end of the year.

o Cost of revenues, excluding depreciation, declined to 68.9% of revenues, compared with 74.3% of revenues for the third quarter of 2005.

o Received approximately $26,000,000 in new revenue commitments, including one contract that is ten years in length. These are new commitments and do not include extensions of existing agreements.

o Awarded an $18,000,000 contract extension to continue providing Medicaid claims processing services for the State of Missouri through June 30, 2008. In addition, the State has two one-year options to renew the contract through June 30, 2010.

o Renewed and extended several IT outsourcing contracts, including a three-year extension with The Reader's Digest Association, which initially signed a sixty-five month, $22,000,000 contract for Infocrossing to provide outsourcing services through June 2009. The three-year extension extends the terms of the initial agreement through June 2012.


THREE MONTHS ENDED SEPTEMBER 30, 2006

For the third quarter ended September 30, 2006, revenues grew 68.7% to $57,500,000 compared with revenues of $34,100,000 for the third quarter of 2005. These results were in line with the Company's previously provided guidance of revenues between $57,500,000 and $58,500,000. Revenues for the third quarter included $19,600,000 as a result of the acquisition of (i)Structure, which had closed on November 30, 2005. Excluding the acquisition of (i)Structure, revenues increased $3,800,000 or 11.1%, compared with the third quarter of 2005. On a sequential basis, revenues for the third quarter increased $700,000, or 1.2%, compared with revenues of $56,800,000 for the second quarter of 2006.

Cost of revenues, excluding depreciation, for the third quarter of 2006 was 68.9% of revenues, compared with 74.3% for the third quarter of 2005 last year and 70.8% for the second quarter of 2006.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $11,100,000 for the third quarter of 2006, a 150.9% increase compared with EBITDA of $4,400,000 for the same quarter last year and in line with the Company's previously provided guidance range of between $11,100,000 to $11,500,000. Compared with the second quarter of 2006, EBITDA increased $1,200,000 as a result of higher revenues during the period and the realization of cost synergies from the (i)Structure integration. EBITDA for the third quarter is net of non-cash compensation expense of $400,000 related to employee stock options. Since the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006, there was no such expense during the third quarter of 2005. Infocrossing uses EBITDA because it considers such information to be an important supplemental measure of its operating performance and believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Income before taxes increased to $4,400,000 for the third quarter of 2006, an increase of $4,100,000 from income before taxes of $300,000 for the third quarter of 2005. Tax expense was $1,800,000 for the quarter ended September 30, 2006 compared with an expense of $200,000 for the third quarter of last year. Income taxes were accrued at an effective rate of 41.1% for the third quarter of 2006, but are payable at a rate of 10.5%, after the application of net operating loss carry-forwards.

Net income for the current quarter was $2,600,000, or $0.11 per diluted share, compared with net income of $100,000, or $0.01 per diluted share, for the third quarter of 2005. Sequentially, net income increased $600,000, or 32.8%, compared with net income of $2,000,000, or $0.09 per diluted share, for the second quarter of 2006. The weighted average number of shares and share equivalents used to calculate diluted EPS was 22,571,627 shares for the third quarter of 2006 compared with 21,031,167 for the third quarter of 2005.

Cash generated from operations was $6,200,000 for the third quarter of 2006, compared with $2,100,000 for the third quarter of 2005. Cash flow from operations less cash disbursed for capital expenditures and capitalized software, or free cash flow, was $5,000,000 for the third quarter of 2006, compared with $800,000 for the third quarter of 2005. In the third quarter of 2006, cash flow from operations and free cash flow were reduced by delays in collecting approximately $3,500,000 in certain accounts receivable, the majority of which were collected in October. In addition, the third quarters of 2006 and 2005 were impacted by semi-annual payments of $1,400,000 in interest on the Company's convertible notes. These payments are due January 15th and July 15th. The Company forecasts cash from operations for the fourth quarter of 2006 to be $12,800,000 and free cash flow to be $12,300,000. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

"Our results for the third quarter of 2006 demonstrate that we are successfully executing our growth strategy," stated Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing. "Key measures such as revenues, EBITDA, income before taxes, net income and earnings per share all increased for the third quarter of 2006 compared with both the third quarter of last year and the second quarter of this year. We continue to focus on leveraging our greater market presence, more experienced sales team and expanding pipeline to close more outsourcing sales. Through the first nine months of 2006 we have finalized new revenue commitments totaling approximately $66,000,000, including $26,000,000 in new commitments finalized in the third quarter. We have also received additional commitments for contracts totaling approximately $42,000,000 that are currently being negotiated but have not been finalized. We expect the negotiations to be completed by the end of the year, and while we caution that all of these contracts may not close, we do believe that they demonstrate that we have established positive sales momentum. We are gratified that the market is recognizing the value of our outsourcing services," Mr. Lonstein continued. "We also continue to focus on achieving the cost synergies from the (i)Structure integration. For the third quarter of 2006, cost of revenues, excluding depreciation; selling; and general and administrative expenses all decreased as a percentage of revenues compared with the same period last year and the second quarter of 2006. The lower costs, as a percentage of revenues, demonstrate that we are selling more profitable services and that we are achieving the targeted cost synergies from the (i)Structure acquisition. Last quarter we increased our forecasted annual integration savings to be between $13,000,000 and $15,000,000, and we believe that we are on pace to complete the integration by the end of this year," Mr. Lonstein concluded.

NINE MONTHS ENDED SEPTEMBER 30, 2006

Infocrossing reported revenues of $170,300,000 for the nine months ended September 30, 2006, an increase of $63,500,000, or 59.4%, compared with revenues of $106,800,000 for the nine months ended September 30, 2005. This growth reflects $58,700,000 from the acquisition of (i)Structure completed on November 30, 2005. Excluding the acquisition of (i)Structure, revenues for the first nine months of 2006 increased $4,800,000, or 4.5%, compared with the first nine months of 2005.

Cost of revenues, excluding depreciation, for the first nine months of 2006 was 70.5% of revenues, compared with 72.0 % for the first nine months of 2005.

EBITDA increased by $12,400,000, or 72.4%, to $29,500,000 for the nine months ended September 30, 2006 from $17,100,000 for the comparable period in 2005. EBITDA for the first nine months of 2006 is net of non-cash compensation expense of $1,200,000 related to employee stock options. Since the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment on January 1, 2006, there was no such expense during the first three months of 2005. A reconciliation of EBITDA to net income follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Income before taxes increased by $5,000,000 to $9,700,000 for the nine months ended September 30, 2006 from $4,700,000 for the comparable period in 2005. Tax expense was $4,100,000 for the nine months ended September 30, 2006 compared with $2,000,000 for the first nine months of last year. Income taxes were accrued at an effective rate of 42.4% for the first nine months of 2006, but are payable at a rate of 11.8%, after the application of net operating loss carry-forwards.

Cash generated from operations for the first nine months of 2006 was $15,200,000, compared with $15,300,000 for the first nine months of 2005. Free cash flow was $10,700,000 for the current period compared with $11,600,000 for the same period last year. Cash generated from operations and free cash flow for the first nine months of 2006 included the full year prepayment of annual software license fees totaling $7,700,000 pursuant to an (i)Structure agreement existing prior to the acquisition. Excluding this prepayment, cash flow from operations would have been $17,100,000 and free cash flow would have been $12,600,000 for the period. In addition, cash flow from operations and free cash flow for the first nine months of this year were reduced by delays in collecting approximately $3,500,000 in certain accounts receivable, the majority of which were collected in October. As a result, the Company forecasts cash from operations to be $28,000,000 for the full year 2006, and free cash flow for the period to be $23,000,000. A reconciliation of free cash flow to cash from operations follows in Appendix A, and descriptions of the reasons for presenting this measure, as well as its limitations, are explained below.

Net income for the nine months ended September 30, 2006 was $5,600,000, or $0.25 per diluted share, compared with net income of $2,700,000, or $0.12 per diluted share for the first nine months of 2005. The weighted average number of shares and share equivalents used to calculate diluted EPS was 22,063,689 shares for the nine months ended September 30, 2006 compared with 22,047,307 shares for the first nine months of 2005.


BUSINESS OUTLOOK FOR THE FOURTH QUARTER AND FULL YEAR 2006

For the fourth quarter ending December 31, 2006, the Company forecasts revenues to be $59,700,000 and EBITDA to be $12,500,000.

For the full year ending December 31, 2006, the Company forecasts revenues to be $230,000,000 and EBITDA to be $42,000,000. A reconciliation of net income to EBITDA is included in the table below and descriptions of the reason for presenting this measure, as well as its limitations, are explained below. The Company projects free cash flow for 2006 to be $23,000,000. A reconciliation of free cash flow to cash flow from operations is included in Appendix B and descriptions of the reason for presenting this measure, as well as its limitations, are explained below.

                       INFOCROSSING, INC. AND SUBSIDIARIES
                                GUIDANCE SUMMARY
   (All numbers in thousands, except numbers of shares and per share amounts)

                                   Three Months                Twelve Months
                                       Ending                      Ending
                                   December 31, 2006          December 31, 2006
                                 ---------------------      --------------------

REVENUES                         $          59,700          $          230,000
                                   ================           =================

EBITDA                           $          12,500          $           42,000

Depreciation and amortization                4,800                      17,300
Interest expense                             2,600                       9,900
                                   ----------------           -----------------

 INCOME BEFORE
     INCOME TAXES                            5,100                      14,800
                                   ----------------           -----------------

Income tax expense                           2,200                       6,400

                                   ----------------           -----------------
NET INCOME                       $           2,900          $            8,400
                                   ================           =================

BASIC EARNINGS PER SHARE:
   Net income                    $            0.13          $             0.39
                                   ================           =================
   Weighted average number of
      common shares outstanding         21,872,000                  21,434,000
                                   ================           =================

DILUTED EARNINGS PER SHARE:
   Net income                    $            0.12          $             0.37
                                   ================           =================
   Weighted average number of
       common shares and share
       equivalents outstanding          28,445,000                  27,937,000
                                   ================           =================



Infocrossing will hold a conference call for investors and analysts on Thursday, November 9, 2006 at 11:00 a.m. ET to discuss results for the Company's third quarter of 2006. The call-in number for the live audio call beginning at 11:00 a.m. ET is 1-973-582-2785. A live web cast of the conference call will also be available on Infocrossing's website at http://www.infocrossing.com. An audio replay of the conference call will be available from 1:00 p.m. ET on Thursday, November 9, 2006, for seven days at 1-973-341-3080. The pass code for the replay is 8062706. This call is being webcast by ViaVid Broadcasting and can be accessed at Infocrossing's website at www.infocrossing.com. The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed through December 9, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
www.microsoft.com/windows/windowsmedia/en/download/default.asp.


EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by the Company to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only on a supplemental basis.


Free Cash Flow ("FCF") is defined as cash flow from operations less cash disbursed for capital expenditures. The Company presents FCF because it considers such information an important supplemental measure of performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization to us, many of which present FCF when reporting their results.

FCF has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAPP. These limitations include that FCF excludes other significant cash flows, such as principal payments on debt. Because of these limitations, FCF should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using FCF only on a supplemental basis.

About Infocrossing, Inc. (http://www.infocrossing.com)
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers and renewing contracts with existing customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing, LLC, f/k/a (i)Structure, LLC; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

                            (financial tables follow)

                       INFOCROSSING, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         (Unaudited, In Thousands Except
                    Numbers of Shares and Per Share Amounts)

                                                 Three Months Ended September 30,            Nine months Ended September 30,
                                              ----------------------------------------    ---------------------------------------
                                                    2006                  2005                  2006                  2005
                                              ------------------    ------------------    ------------------    -----------------
                                                            (Unaudited)                                (Unaudited)
REVENUES                                      $         57,500      $         34,100      $        170,300      $       106,800
                                                 ---------------       ---------------       ---------------       --------------
COSTS and EXPENSES:
   Costs of revenues, excluding
      depreciation shown below                          39,600                25,300               120,100               76,900
   Selling and promotion costs                           2,300                 1,300                 6,400                3,400
   General and administrative expenses                   4,500                 3,100                14,300                9,400
   Depreciation and amortization                         4,300                 2,700                12,500                8,000
                                                 ---------------       ---------------       ---------------       --------------
                                                        50,700                32,400               153,300               97,700
                                                 ---------------       ---------------       ---------------       --------------
INCOME FROM OPERATIONS                                   6,800                 1,700                17,000                9,100
                                                 ---------------       ---------------       ---------------       --------------

Interest income                                           (100)                 (300)                 (400)                (500)
Interest expense                                         2,500                 1,700                 7,700                4,900
                                                 ---------------       ---------------       ---------------       --------------
                                                         2,400                 1,400                 7,300                4,400
                                                 ---------------       ---------------       ---------------       --------------
                                                         4,400                   300                 9,700                4,700
 INCOME BEFORE
     INCOME TAXES

Income tax expense                                       1,800                   200                 4,100                2,000
                                                 ---------------       ---------------       ---------------       --------------

NET INCOME                                    $          2,600      $            100      $          5,600      $         2,700
                                                 ===============       ===============       ===============       ==============

BASIC EARNINGS PER SHARE:
   Net income                                 $           0.12      $           0.01      $           0.26      $          0.13
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
      common shares outstanding                     21,671,508            20,213,613            21,233,936           20,183,031
                                                 ===============       ===============       ===============       ==============

DILUTED EARNINGS PER SHARE:
   Net income                                 $           0.11      $           0.01      $           0.25      $          0.12
                                                 ===============       ===============       ===============       ==============
   Weighted average number of
       common shares and share equivalents
       outstanding                                  22,571,627            21,031,167            22,063,689           22,047,307
                                                 ===============       ===============       ===============       ==============


           Certain reclasses have been made to prior period amounts to conform to the current presentation.

                       INFOCROSSING, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                       (In Thousands Except Share Amounts)


                                                                                      September 30,       December 31,
                                      ASSETS                                               2006                2005
                                                                                    -----------------    -----------------
                                                                                       (Unaudited)
CURRENT ASSETS:
  Cash and equivalents                                                              $        12,600      $        16,900
  Trade accounts receivable, net of allowances for doubtful accounts of
       $428 and $637 at September 30, 2006 and December 31, 2005, respectively               25,400               25,600
  Other current assets                                                                       20,000               13,100
                                                                                       --------------       --------------
    Total current assets                                                                     58,000               55,600

  Property, equipment, purchased and deferred software, net                                  43,600               42,300
  Goodwill                                                                                  158,400              150,800
  Other non-current assets                                                                   32,000               37,700
                                                                                       --------------       --------------
TOTAL ASSETS                                                                        $       292,000      $       286,400
                                                                                       ==============       ==============
                       LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current liabilities                                                                 $        49,200      $        49,700
Notes payable, long-term debt and capitalized lease obligations, net of current
portion                                                                                     114,700              123,700
Other long-term liabilities                                                                   8,500                6,000
                                                                                       --------------       --------------
TOTAL LIABILITIES                                                                           172,400              179,400
TOTAL STOCKHOLDERS' EQUITY                                                                  119,600              107,000
                                                                                       --------------       --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $       292,000      $       286,400
                                                                                       ==============       ==============


           Certain reclasses have been made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

Appendix A - Reconciliations of Historical Information

EBITDA Reconciliation
The reconciliation of EBITDA with net income for the quarters ended June 30 and September 30, 2006 and 2005, and the nine months ended September 30, 2006 and 2005, respectively, is as follows (in thousands):


                                                           Three Months Ended                           Nine Months Ended
                                            -------------------------------------------------    --------------------------------
                                                June           September         September         September         September
                                              30, 2006          30, 2006         30, 2005          30, 2006          30, 2005
                                            -------------     ------------- -- --------------    -------------- -- --------------
                                                              (Unaudited)                                  (Unaudited)

Net income                                  $     2,000       $     2,600       $       100       $     5,600       $     2,700
Plus:
   Income tax expense                             1,400             1,800               200             4,100             2,000
   Interest expense                               2,400             2,400             1,400             7,300             4,400
   Depreciation and amortization                  4,100             4,300             2,700            12,500             8,000
                                                ---------        ----------        ----------        ----------        ----------

EBITDA                                      $     9,900       $    11,100       $     4,400       $    29,500       $    17,100
                                                =========        ==========        ==========        ==========        ==========






Free Cash Flow Reconciliation
The reconciliation of cash flows provided by (used in) operations with free cash flow for the quarters ended June 30 and September 30, 2006 and 2005, and the nine months ended September 30, 2006 and 2005, respectively, is as follows (in thousands):


                                                           Three Months Ended                           Nine Months Ended
                                            -------------------------------------------------    --------------------------------
                                                June           September         September         September         September
                                              30, 2006          30, 2006         30, 2005          30, 2006          30, 2005
                                            -------------     ------------- -- --------------    -------------- -- --------------
                                                              (Unaudited)                                  (Unaudited)
Cash provided by operating activities       $     9,000       $     6,200       $     2,100       $    15,200       $    15,300
Less:
   Fixed asset purchases for cash                (1,700)           (1,100)           (1,100)           (3,800)           (3,100)
   Software costs deferred                         (200)             (100)             (200)             (700)             (600)
                                                ---------        ----------        ----------        ----------        ----------

Free Cash Flow                              $     7,100       $     5,000       $       800       $    10,700       $    11,600
                                                =========        ==========        ==========        ==========        ==========

SUPPLEMENTARY INFORMATION

Appendix B - Guidance Information


Free Cash Flow Reconciliation
The reconciliation of cash flows provided by operations with free cash flow for the projected three months and year ending December 31, 2006 is as follows (in thousands):


                                                Projected Three
                                                 Months Ending          Projected Year Ending
                                               December 31, 2006          December 31, 2006
                                           -----------------------    -----------------------

Cash flow provided by operations           $               12,800     $              28,000
Less:
   Purchases of property and equipment
     including software costs deferred                      (500)                    (5,000)

                                              --------------------       --------------------
Free Cash Flow                             $               12,300     $              23,000
                                              ====================       ====================




                                      ####